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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                             Commission File Number 001-15923
                                                                   -----------

                              Kramont Realty Trust
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             (Exact Name of Registrant as specified in its charter)

        580 West Germantown Pike, Suite 200, Plymouth Meeting, PA 19462
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

  Common Shares of Beneficial Interest, par value $.01 per share; 9.75% Series
                  B-1 Cumulative Convertible Preferred Shares,
  par value $.01 per share; and 8.25% Series E Cumulative Redeemable Preferred
                        Shares, par value $.01 per share
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            (Title of each class of securities covered by this Form)

                                      None
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       (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)  [ x ]       Rule 12h-3(b)(1)(ii)  [   ]
       Rule 12g-4(a)(1)(ii) [   ]       Rule 12h-3(b)(2)(i)   [   ]
       Rule 12g-4(a)(2)(i)  [   ]       Rule 12h-3(b)(2)(ii)  [   ]
       Rule 12g-4(a)(2)(ii) [   ]       Rule 15d-6            [   ]
       Rule 12h-3(b)(1)(i)  [ x ]

Approximate number of holders of record as of the certification or notice date:
 One
--------------------------------

                  Pursuant to the requirements of the Securities Exchange Act of 1934, CWAR OP Merger Sub III Trust as successor by merger to Kramont Realty Trust has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: April 18, 2005                   BY:   /s/  John Hutchinson
                                           ------------------------------------
                                           Name: John Hutchinson
                                           Title: Vice President